Exhibit 99.1

REXNORD CORPORATION COMPLETES OFFERING OF $500 MILLION

OF 4.875% SENIOR NOTES DUE 2025 AND CREDIT AGREEMENT AMENDMENT

MILWAUKEE — December 7, 2017 — Rexnord Corporation (the “Company”) (NYSE: RXN) today announced the closing of its offering of $500 million aggregate principal amount of 4.875% senior notes due 2025 (the “notes”).

The notes were issued by the Company’s wholly-owned, indirect subsidiaries RBS Global, Inc. and Rexnord LLC (the “issuers”) and guaranteed by the Company and the issuers’ domestic subsidiaries (subject to certain exceptions). The notes will pay interest semi-annually at a rate of 4.875% per year, on each June 15 and December 15, commencing on June 15, 2018, and will mature on December 15, 2025.

The Company used the net proceeds of the offering, together with available cash, to reduce the aggregate principal amount of existing term loans outstanding under its credit agreement to $800 million. The Company also entered into an amendment to its credit agreement to, among other things, extend the maturity on the term loans to 2024, reduce the interest rate on the term loans, and extend the maturity on the revolving credit facility to 2023.

The notes have not been and will not be registered under the Securities Act of 1933, as amended (the “Securities Act”) or any state securities laws and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements of the Securities Act and applicable state securities laws.

This press release does not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of. any of the notes in any jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.

Cautionary Statement on Forward-Looking Statements:

Information in this release may involve outlook, expectations, beliefs, plans, intentions, strategies or other statements regarding the future, which are forward-looking statements. These forward-looking statements involve risks and uncertainties. All forward-looking statements included in this release are based upon information available to Rexnord Corporation as of the date of the release, and Rexnord Corporation assumes no obligation to update any such forward-looking statements. The statements in this release are not guarantees of future performance, and actual results could differ materially from current expectations. Numerous factors could cause or contribute to such differences. Please refer to “Risk Factors” and “Cautionary Notice Regarding Forward-Looking Statements” in the Company’s Form 10-K for the fiscal year ended March 31, 2017 as well as the Company’s annual, quarterly and current reports filed on Forms 10-K, 10-Q and 8-K from time to time with the Securities and Exchange Commission for a further discussion of the factors and risks associated with the business, which also could affect the proposed transactions.

Contact Information:

Rexnord Corporation

Rob McCarthy, Vice President – Investor Relations

Phone: (414) 223-1615